Exhibit 99.0

UNION FIRST MARKET BANKSHARES CORPORATION

2011 STOCK INCENTIVE PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1 Establishment of the Plan.

(a) Union First Market Bankshares Corporation, a Virginia corporation (the “Company”), hereby establishes the Union First Market Bankshares Corporation 2011 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1. The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock and other Stock-Based Awards to Key Employees of the Company or its Subsidiaries.

(b) The Plan was adopted by the Board of Directors of the Company on November 2, 2010, and shall become effective on January 1, 2011 (the “Effective Date”), subject to the approval of the Plan by the Company’s shareholders. The Plan will operate with the Union Bankshares Corporation 2003 Stock Incentive Plan (the “2003 Plan”) until the 2003 Plan expires on June 30, 2013.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its subsidiaries by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company, including its subsidiaries, in its ability to motivate, attract, and retain the services of Key Employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XII, until December 31, 2021 at which time it shall terminate, except with respect to Awards made prior to, and outstanding on, that date, which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. The following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and the Participant.

(c) “Award” means a grant under this Plan of an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock or Other Stock-Based Award.

(d) “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

(e) “Board” means the Board of Directors of the Company, unless otherwise indicated.

(f) “Change in Control” shall be deemed to have occurred if the conditions in any one of the following three paragraphs have been satisfied:

(i)	any Person (as defined below) who or which, together with all Affiliates and Associates of such Person, acquires beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	if, at any time after the Effective Date, the composition of the Board shall change such that a majority of the Board shall no longer consist of Continuing Directors; or

(iii)	if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

(iv)	For purposes of this Section 2(f), “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(h) “Committee” means the committee of the Board appointed by the Company to administer the Plan pursuant to Article III. Unless otherwise determined by the Board, the members of the committee responsible for executive compensation who are not employees of the Company or its Subsidiaries shall constitute the Committee.

(i) “Company” means Union First Market Bankshares Corporation, or any successor thereto.

(j) “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(k) “Disability” or “Disabled” means with respect to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” of a Share means the fair market value as quoted on a recognized stock quotation system, exchange or bulletin board or, in the alternative, as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Fair Market Value shall be determined as the per Share price at the close of business of the NASDAQ Global Market on the Date of Grant specified in the Award.

(n) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI, which is designated as an incentive stock option and is intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code Section 422.

(o) “Key Employee” means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries.

(p) “Nonqualified Stock Option” means an option to purchase Stock, granted under Article VI, which is not intended to be an Incentive Stock Option and is so designated.

(q) “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(r) “Other Stock-Based Awards” means other types of equity-based or equity-related Awards granted to a Participant pursuant to Article VIII.

(s) “Participant” means a Key Employee who is granted an Award under the Plan.

(t) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VII. This restriction may lapse based on a period of time or after meeting performance criteria specified by the Committee.

(u) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII.

(v) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any corresponding subsequent rule or any amendments enacted after the Effective Date.

(w) “Stock” or “Shares” means the common stock of the Company.

(x) “10% Stockholder” means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

(y) “Subsidiary” shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.

ARTICLE III

Administration

3.1 The Committee.

(a) The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. To the extent required by Rule 16b-3, all Awards shall be made by members of the Committee who are “Non-Employee Directors” as that term is defined in Rule 16b-3, or by the Board. Awards that are intended to be performance-based for purposes of Code Section 162(m) shall be made by the Committee, or subcommittee of the Committee, comprised solely of two or more “outside directors” as that term is defined for purposes of Code Section 162(m).

(b) The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction to the extent permitted by Code Section 409A; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

(c) The Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and are permitted under Code Section 409A, and, where applicable, consistent with the qualification of an Option as an Incentive Stock Option. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant’s rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.

(d) The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Award agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Award agreement. The interpretation and construction of any provisions of the Plan or an Award agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e) Notwithstanding anything in this Plan to the contrary, without the approval of stockholders, the Committee will not amend or replace previously granted Awards in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange or NASDAQ National Market (as then applicable) or Item 402(i)(1) of Regulation S-K of the Exchange Act, as applicable.

3.2 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4 Rule l6b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3.

3.5 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares.

(a) Subject to adjustment as provided in Article IX, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed

1,000,000. No more than one-third of the aggregate number of such Shares shall be issued in connection with Restricted Stock Awards. Except as provided in Section 4.2, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.

(b) Subject to adjustment as provided in Article IX, no more than an aggregate of 1,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan (including shares issued pursuant to the exercise of Incentive Stock Options that are the subject of disqualifying dispositions within the meaning of Sections 421 and 422 of the Code).

4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.

4.3 Per-Participant Limit. The maximum number of Shares with respect to which an Award may be granted in any calendar year to any Participant during such calendar year shall be 50,000.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include all employees of the Company and its Subsidiaries who, in the opinion of the Committee, are Key Employees. The grant of an Award shall not obligate the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant, or to make further grants to the employee at any time thereafter. The Committee is expressly authorized to make an Award to a Participant conditioned on the surrender or cancellation of an existing Award, subject to the limitation in Section 3.1(e).

ARTICLE VI

Stock Options

6.1 Grants to Key Employees. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant.

6.2 Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option or

Nonqualified Stock Option. No Option may be exercised after the expiration of its term or, except as set forth in the Participant’s stock option agreement, after the termination of the Participant’s employment. The Committee shall set forth in the Participant’s Agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service; provided that no Incentive Stock Option may be exercised after (i) three months from the Participant’s termination of employment with the Company for reasons other than Disability or death, or (ii) one year from the Participant’s termination of employment on account of Disability or death. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided, however, that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

6.3 Option Price. The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the limitations described in this subsection 6.3 and the Plan. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. An ISO granted to an employee who, at the time of grant, is a 10% Stockholder, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock on the Grant Date.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no ISO shall be exercisable later than the tenth (10th) anniversary date of its Award Date.

6.5 Exercisability.

(a) Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

(b) An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Grant Date) of the Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any Subsidiary shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonqualified Stock Options to the extent permitted by law.

6.6 Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either (a) in cash, (b) by delivery of Shares of Stock that the Participant has previously acquired and owned valued at Fair Market Value at the time of exercise, (c) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale with respect to the sale of Company Stock, the amount necessary to pay the Option Price and, if required by the committee, applicable withholding taxes, (d) delivery of a promissory note (in the Committee’s discretion) or (e) by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder until the date of exercise of the Options.

6.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

6.8 Nontransferability of Options.

(a) In general, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative. Unless otherwise specifically provided in the Option Agreement, any payment of the Option Price paid by delivery of Company Stock acquired directly or indirectly from the Company shall be paid only with Shares of Company Stock that have been held by the Participant for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant or amend Nonqualified Stock Options that permit a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are among the Participant’s immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

ARTICLE VII

Restricted Stock

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Key Employees and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to the pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and such other provisions as the Committee shall determine.

7.3 Transferability. Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4 Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, performance-based restrictions, or restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.4 herein, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Union First Market Bankshares Corporation 2011 Stock Incentive Plan, in the rules and administrative procedures adopted pursuant to such Plan. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Corporate Secretary of Union First Market Bankshares Corporation.

7.6 Removal of Restrictions. Except as otherwise provided in this Article VII, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 removed from his Stock certificate.

7.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8 Dividends and Other Distributions. During the Period of Restriction, unless otherwise provided in the applicable Agreement, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed.

7.9 Termination of Employment Due to Retirement. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), any remaining Period of Restriction applicable to the Restricted Stock Shares pursuant to Section 7.3 herein shall automatically terminate and, except as otherwise provided in Section 7.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and freely transferable. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company because of early retirement (as defined in the rules of the Company in effect at the time), the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock pursuant to Section 7.3 and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

7.10 Termination of Employment Due to Death or Disability. In the event a Participant’s employment is terminated because of death or Disability during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Section 7.3 herein shall automatically terminate and, except as otherwise provided in Section 7.4 herein the shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

7.11 Termination of Employment for Other Reasons. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company for any reason other than for death, Disability, or retirement, as set forth in Sections 7.9 and 7.10, during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company.

ARTICLE VIII

Other Stock-Based Awards

8.1 The Committee is authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted shares of Company Stock) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual shares to Participants or payment in cash or otherwise of amounts based on the value of shares of Company Stock.

8.2 Each Other Stock-Based Award shall be expressed in terms of shares or units or an equivalent measurement based on shares, as determined by the Committee. If the value of an Other Stock-Based Award will be based on the appreciation of shares from an initial value determined as of the date of grant, then such initial value shall not be less than the Fair Market Value of a share on the date of grant of such Other Stock-Based Award (or, if the Committee so determines, in the case of any Other Stock-Based Award retroactively granted in tandem with or in substitution for another Award or any other outstanding award, on the date of grant of such other Award or award).

ARTICLE IX

Change in Capital Structure

9.1 In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

9.2 Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes. The Committee shall make its determinations consistent with Rule 16b-3 and the applicable provisions of the Code.

9.3 To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Article IX to outstanding Awards shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not greater than or less than the Award’s aggregate intrinsic value before the adjustment and (ii) the ratio of the exercise price per share to the market value per share is not reduced.

ARTICLE X

Change in Control

In the event of a Change in Control of the Company, the Committee, in its sole discretion may take such actions with respect to Awards as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a) Provide for the purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(b) Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not less than or greater than the Award’s aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the market value per share is not reduced; or

(c) Cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation in such Change in Control.

ARTICLE XI

Amendment, Modification and Termination of the Plan

11.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

11.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Article IX shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XII

General

12.1 Applicable Withholding Taxes. Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all applicable withholding taxes with respect to the Award. Until the applicable withholding taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy applicable withholding tax obligations, the Committee may establish procedures permitting the Participant to elect to (a) deliver shares of already owned Company Stock or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the applicable withholding taxes. Any such election shall be made only in accordance with procedures established by the Committee to avoid a charge to earnings for financial accounting purposes and in accordance with Rule 16b-3.

12.2 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or SROs as may be required.

12.3 Effect of Plan. The establishment of the Plan shall not confer upon any Key Employee any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Company or any of its Subsidiaries and any Participant. Participation in the Plan shall not give any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

12.4 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

12.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

12.6 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Code Section 422. The Plan and Awards are subject to all present and future applicable provisions of the Code and, to the extent applicable, they are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Award conflicts with any such Code provision or ruling, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan or the Award shall be void and of no effect.

12.7 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.8 Compliance with Code Section 409A. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Plan document that is determined to violate the requirements of Code Section 409A shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Plan document under Code Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Code Section 409A. Any distribution of an Award classified as a “deferral” to a “specified employee” upon “separation from service” (as such terms are defined by Code Section 409A) shall not occur earlier than six months following separation from service unless otherwise permitted under Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted on November 2, 2010 to be effective as of January 1, 2011.

UNION FIRST MARKET BANKSHARES CORPORATION

By:	/s/ Ronald L. Hicks
Ronald L. Hicks, Chairman of the Board of Directors

By:	/s/ G. William Beale
G. William Beale, Chief Executive Officer